EX-33.2
(logo) Equity One
a Popular, Inc. Company

(logo) POPULAR
MORTGAGE SERVICING, INC.

March 14, 2008

Management's Report on Assessment of Compliance with Applicable Servicing
Criteria

1. Equity One, Inc., a Delaware corporation ("Equity One"), and Popular Mortgage Servicing, Inc., a Delaware corporation ("PMSI,"), both wholly-owned subsidiaries of Popular Financial Holdings, Inc. (and together, the "Company"), as servicers under the transactions covered by this report are responsible for assessing the Company's compliance with the servicing criteria applicable to the Company under paragraph (d) of Item 1122 of Regulation AB promulgated by the U.S. Securities and Exchange Commission, as of and for the year ended December 31, 2007 (the "Reporting Period").

2. Effective as of 11:59 p.m. on May 31, 2006, Equity One transferred substantially all of its mortgage servicing operations and business to PMSI. PMSI utilizes substantially the same personnel, servicing platform and servicing policies and procedures as had been historically utilized by Equity One. Prior to 11:59 p.m. on May 31, 2006, PMSI was not engaged in any material mortgage loan servicing activity. Accordingly, Equity One is meeting its servicing obligations under the transactions covered by this report entirely through its contractual subservicing arrangement with PMSI. Notwithstanding Equity One's subservicing arrangement with PMSI, Equity One remains contractually liable for its servicing duties and obligations as if it alone was acting as such servicer.

3. The transactions covered by this report are the asset-backed securities transactions listed on Appendix A attached hereto for which the Company acted as a servicer of residential mortgage loans (the "Platform").

4. The Company used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria required by the related transaction agreement as to any transaction, except for the following criteria: 1122(d)(1)(iii) and 1122(d)(4)(xv) which the Company has determined are not applicable to the activities it performs with respect to the Platform.

5. Third parties classified as vendors: With respect to servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(xi), management has


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   engaged various vendors to perform specific, limited or scripted activities for these servicing criteria. The Company's management has determined that these vendors are not considered a "servicer" as defined in Item 1101 (j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance manual of publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirement to apply Interpretation 17.06 for the vendors and related criteria.

6. Other than as noted in clause (a) below, the Company has complied, in all material respects, with the applicable servicing criteria for the Reporting Period.

(a) The Company assessed its compliance with the applicable servicing criteria for the Reporting Period and has identified material instances of noncompliance with the servicing criteria set forth in Item 1122(d)(4)(xiv) with respect to the Platform. Specifically, delinquencies, charged offs and uncollectible accounts were not recognized and recorded in accordance with the transaction agreement.

PricewaterhouseCoopers LLP, an independent registered public accounting firm has issued an attestation report on the Company's assessment of compliance with the applicable servicing criteria for the Reporting Period.

Equity One, Inc.,
a Delaware corporation


By: /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President

Popular Mortgage Servicing, Inc.,
a Delaware corporation


By: /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President


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Appendix A

Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-A
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-B
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-C
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-D
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2006-E
Popular ABS, Inc., Mortgage Pass-Through Certificates, Series 2007-A
Peoples Financial Realty Mortgage, Mortgage Backed Certificates, Series 2006-1 Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2006-FM1 Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2006-FM2 Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2007-2
Nomura Home Equity Loan Inc., Asset-Backed Certificates, Series 2007-3
Nomura Asset Acceptance Corporation, Alternative Loan Trust, Series 2007-S2


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Company's Description of Noncompliance with Criteria 1122(d)(4)(xiv) of
Regulation AB

On July 1, 2007 the Company began servicing Peoples Financial Realty Mortgage, Mortgage Backed Certificates, Series 2006-1 under the Amended and Restated Servicing Agreement relating to that transaction (the "Servicing Agreement"). The Company concluded that, during 2007, it was in non-compliance with the second-lien mortgage loan charge-off procedures in the Servicing Agreement.

The Servicing Agreement expressly permits the Company to charge-off second-lien mortgage loans after 180 days of delinquency only if the related first lien mortgage loan is not owned by the securitization trust fund. During 2007, however, the Company charged-off all second-lien mortgage loans after 180 days of delinquency, irrespective of whether the related first-lien mortgage loan was still owned by the securitization trust fund, which practice the Company believes to be the industry standard.

Upon identification of this instance of non-compliance, the Company ceased charging-off second-lien mortgage loans that were more than 180 days delinquent if the related first-lien mortgage loan was also owned by the securitization trust fund. The Company is currently working with transaction parties to determine the impact of this instance of noncompliance and appropriate remedial measures.